Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG APPOINTS BRIAN DUPERREAULT PRESIDENT AND CHIEF EXECUTIVE OFFICER

NEW YORK, May 15, 2017 – American International Group, Inc. (NYSE: AIG) announced today the appointment of Brian Duperreault as President, Chief Executive Officer and Director effective May 14, 2017. Mr. Duperreault has resigned as Chairman and Chief Executive Officer of Hamilton Insurance Group (Hamilton). Peter D. Hancock resigned as President, Chief Executive Officer and Director concurrent with Mr. Duperreault’s appointment.

Douglas M. Steenland, AIG’s Chairman of the Board, said: “Brian is uniquely qualified to lead AIG at this important time. Brian has spent his entire career in insurance. He worked for AIG for 21 years at the start of his career, so he knows this company well. He was the CEO of ACE, one of our main competitors. He ran Marsh & McLennan Companies, one of AIG’s largest broker partners. At Hamilton, he introduced cutting edge data science and analytics into the insurance business. He is a hands-on leader who has consistently delivered strong bottom-line results. He has demonstrated a passion for deploying new and innovative ways to serve clients. All of this will enable Brian to help AIG achieve its full potential to be the leading insurance company.”

Mr. Steenland continued: “The Board and I want to thank Peter Hancock for his leadership in positioning AIG for the future. During his tenure, Peter set the course for the company to deliver higher quality, more sustainable earnings and dramatically reduced reserve risk. We are grateful for his leadership over the past seven years.”

Mr. Duperreault said: “It is a privilege to return and lead AIG. I look forward to building on AIG’s nearly 100-year heritage as one of the world’s leading insurers for its next century.”

He continued: “In my discussions with the Board and management team, I have been impressed with the progress made. I look forward to working with AIG’s global team to build on this momentum to grow the business, and continue delivering innovative solutions and extraordinary service to clients. I also welcome the opportunity to continue AIG’s work with Hamilton and Two Sigma to become the most technology-enabled and capital-efficient carrier in the industry.”

Mr. Duperreault’s compensation arrangements are described in AIG’s Current Report on Form 8-K filed with the Securities and Exchange Commission on the date of this Press Release. Pursuant to New York Stock Exchange Rules, AIG notes that these arrangements include a grant, made upon Mr. Duperreault’s commencement of service with AIG, of stock options to purchase 500,000 shares of AIG common stock, which vest subject to AIG’s stock price exceeding certain price targets and which will be made outside of AIG’s equity incentive plans as an “employment inducement grant” under NYSE Listing Rule 303A.08.

Mr. Duperreault previously served as Chairman and Chief Executive Officer of Hamilton Insurance Group, a Bermuda-based holding company, with property and casualty insurance and reinsurance operations in Bermuda, the U.S. and the UK. Prior to this, Mr. Duperreault was President and Chief Executive Officer of Marsh & McLennan Companies, a global professional services firm offering clients advice and solutions in risk, strategy and people, from 2008 to 2012. Before joining Marsh, he served for two years as non-executive Chairman of ACE Limited, an insurance and reinsurance company, and CEO of ACE Limited from October 1994 through May 2004. Prior to joining ACE, Mr. Duperreault served in various senior executive positions with AIG and its affiliates from 1973 to 1994.

Mr. Duperreault is Chairman of Attune, a data-enabled company established by Hamilton Insurance Group, AIG and Two Sigma, and Chairman of the Board of Directors of Blue Marble Microinsurance. He is the former Chairman of the Board of Overseers of the School of Risk Management of St. John’s University, New York. Mr. Duperreault is a member of the Boards of the International Insurance Society, the Insurance Information Institute and the Bermuda Institute of Ocean Studies (BIOS), and is a former Member of the Association of The Metropolitan Opera, New York. He serves on Johnson Controls’ Board of Directors.

Mr. Duperreault will make introductory remarks at AIG’s Consumer Investor Day on Monday, May 15, 2017, at 9:30 a.m. ET. The webcast is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the investor meeting at the same location.

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Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results contemplated by these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG’s core businesses include Commercial Insurance and Consumer Insurance, as well as Other Operations. Commercial Insurance comprises two modules – Liability and Financial Lines, and Property and Special Risks. Consumer Insurance comprises four modules – Individual Retirement, Group Retirement, Life Insurance and Personal Insurance. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.